Exhibit 99.1

Marina Biotech, Inc. Announces First Quarter 2011

Financial Results

Highlights First Quarter and Recent Corporate Accomplishments

Bothell, WA, May 16, 2011 – Marina Biotech, Inc. (Nasdaq: MRNA), a leading RNAi-based drug discovery and development company, today reported financial results for the first quarter ended March 31, 2011, and highlighted recent corporate accomplishments.

“We recently completed the 28 day dosing of the first patient enrolled in our START-FAP (Safety and Tolerability of An RNAi Therapeutic in Familial Adenomatous Polyposis) trial and the remaining two enrolled patients in cohort 1 are dosing,” stated J. Michael French, President and Chief Executive Officer of Marina Biotech. “We expect to conclude cohort 1 dosing by mid-June placing us solidly on our timeline to complete the dose escalating phase by year end. We also expect to be able to provide interim safety data on a cohort-by-cohort basis throughout this phase of the clinical trial. In addition, we are advancing the bladder cancer program with our partner the Debiopharm Group as well as continuing multiple early collaborative efforts with several of our proprietary technologies. With the solid progress in both our FAP clinical program and externally funded pre and clinical-stage programs utilizing multiple siRNA and delivery technologies, we feel we are in an excellent position to execute on both our pipeline and partnering objectives for the year.”

FINANCIAL RESULTS

Net loss

Net loss for the first quarter of 2011 was approximately $3.7 million or $0.12 per share, compared to approximately $9.5 million or $0.80 per share for the same period of 2010.

Revenue

Revenue was approximately $0.2 million for both the first quarter of 2011 and 2010. In February 2011, we announced an exclusive agreement with Debiopharm for the development and commercialization of our pre-clinical program in bladder cancer. The agreement funds the current and future development of the bladder cancer program up to an agreed upon amount and up to $24 million in future milestones as well as royalties on net sales.

Expenses

Research and development (“R&D”) expenses decreased 7% in the first quarter of 2011 compared to the prior year quarter, due primarily to a decrease in patent license fees. Direct project related spending and salaries expenses increased from the first quarter of 2010 as we advanced our RNAi therapeutics pipeline, including our lead program with CEQ508, and due to an increase in R&D personnel as a result of our acquisition of Cequent Pharmaceuticals in July 2010.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2011 decreased 26% to approximately $1.9 million compared to $2.6 million, for the same period in 2010, primarily as a result of a decrease in transaction costs incurred relating to our acquisition of Cequent in 2010. Excluding the $0.6 million in merger-related costs, SG&A expenses decreased slightly from the first quarter of 2010.

Restructuring expense includes accretion of the liability we have recorded for our exited facility along with facility-related charges and adjustments to the liability. The expense for the first quarter of 2011 was approximately $0.2 million due primarily to an adjustment to the subleasing assumptions for our restructuring liability.

Interest and Other Expense

We did not incur any interest and other expense in the first quarter of 2011. We recorded interest and other expense of approximately $0.8 million in the first quarter of 2010 which related primarily to the non-cash amortization of debt discount resulting from the fair value of price adjustable warrants issued to note holders. The underlying notes payable were paid in full in January 2010.

Other Income/(Expense)

We recorded a net gain of approximately $1.6 million and net expense of $2.7 million in the first quarter of 2011 and 2010, respectively, related to the re-measurement of price-adjustable warrants and subscription investment units required to be classified as liabilities. The liabilities are re-measured at the end of each accounting period, and increase or decrease with changes in our stock price and other variables in our valuation model.

Balance Sheet

As of March 31, 2011 we had cash of approximately $2.3 million compared to $2.1 million, as of December 31, 2010. As a result of our cash position and other factors, we received a “going concern” opinion from KPMG LLP, our independent registered public accounting firm, on our 2010 financial statements, which was included in our 10-K for the 2010 fiscal year.

FIRST QUARTER AND RECENT CORPORATE ACCOMPLISHMENTS

Advanced RNAi Clinical Program:

•

Announced the completion of enrollment in the first cohort of the dose escalating phase of our START-FAP (Safety and Tolerability of An RNAi Therapeutic in Familial Adenomatous Polyposis) Phase 1b/2a clinical trial with CEQ508.

•

Presented results from a 281 day non-human primate long-term toxicology study showing no test article related toxicities and a No Observed Adverse Effect Level of 10[11] cfu/day. The results were presented at the 102nd Annual AACR Meeting.

Advanced RNAi Drug Discovery Platform:

•

Published pre-clinical research in Molecular Therapeutics, a Nature publication, on gene specific silencing of Survivin and PLK1 in a bladder cancer rodent model resulting in up to a 60-fold decrease in tumor volume.

•	Published pre-clinical research in Molecular Therapeutics, a Nature publication, on systemic delivery of siRNAs using our proprietary DiLA[2] delivery technology.

•	Reported data demonstrating significant knockdown, up to 90%, of target mRNA in an orthotopic model of malignant ascites with our proprietary UsiRNA construct and DiLA[2]-based delivery system.

Advanced Partnering and R&D Collaboration Opportunities:

•

Announced an exclusive agreement with the Debiopharm Group for the development and commercialization of our pre-clinical program in bladder cancer. The agreement funds the current and future development of the bladder cancer program up to an agreed amount and up to $24 million in future milestones as well as royalties on net sales.

•	In total, we are currently supporting four early collaborative efforts, including AstraZeneca.

Advanced Intellectual Property Portfolio:

•

Continued to advance our global intellectual property portfolio which now includes 67 issued or allowed patents; 43 U.S. patent applications; 135 foreign patent applications; and 6 PCT applications providing broad coverage for siRNAs, chemistry, delivery and gene targets:

•	Announced notice of allowance for patent application U.S. 12/114,284 (now U.S. 7,939,505) covering our proprietary DiLA[2] delivery platform;

•

Announced that the Australian Patent Office has issued a Notice of Allowance for patent application AU2005316458 with claims that broadly cover attenuated bacteria as a therapeutic platform for the delivery of short interfering RNA (siRNA) molecules that target disease-related genes (tkRNAi platform);

•

Announced that the Canadian Patent Office has issued a Notice of Allowance for patent application 2,438,116 with claims that broadly cover amphoteric liposomal formulations (SMARTICLES®) and their use for the delivery of nucleic acids and other compounds with therapeutic application;

•

Announced that the Japanese Patent Office has issued patent application 2007-509522 covering our proprietary nucleic acid condensing and delivery peptide motifs adding to our global peptide-based delivery patent portfolio.

Presented at Scientific and Investor Meetings and Conferences:

•	Presented at the following scientific meetings: AACR 102nd Annual Meeting and 3rd Annual Asia TIDES.

•

Presented at the following investor and partnering meetings: 10th Annual Needham Healthcare Conference; ROTH 23rd Annual OC Growth Conference; 13th Annual BIO CEO Conference; and Biotech Showcase 2011.

Conference Call and Webcast Information

Management will host a conference call to provide a business update and to review financial results for the quarter ended March 31, 2011. The call is scheduled for Monday, May 16, at 4:30 pm Eastern Time (1:30 pm Pacific Time).

To participate in the live conference call, U.S. residents should dial 866-202-4683 and international callers should dial 617-213-8846. The participant code for the live conference call is 77951141. To access the 24-hour telephone replay, U.S. residents should dial 888-286-8010 and international callers should dial 617-801-6888. The participant code for the replay is 23196622.

Alternatively, to access the live audio webcast for this conference call, please go to Marina Biotech’s Web site at http://www.marinabio.com approximately 15 minutes prior to the conference call in order to register and download any necessary software. A replay of the webcast will be available for 30 days following the event.

About Marina Biotech, Inc.

Marina Biotech is a biotechnology company, focused on the development and commercialization of RNA interference- (RNAi) and RNA-based therapeutics. The Marina Biotech pipeline currently includes a clinical program in Familial Adenomatous Polyposis (a precancerous syndrome) and two preclinical programs — in bladder cancer and malignant ascites. Marina Biotech has recently entered an exclusive agreement with the Debiopharm Group for the development and commercialization of the bladder cancer program. Marina Biotech’s goal is to improve human health through the development of RNAi and RNA-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Additional information about Marina Biotech is available at http://www.marinabio.com.

Marina Biotech Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain additional funding; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. Marina Biotech assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contacts:

Marina Biotech, Inc.:

Peter Garcia

Chief Financial Officer

(425) 908-3603

pgarcia@marinabio.com

Financial Tables Follow

MARINA BIOTECH, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In Thousands, Except Per Share Data)

	Three Months Ended March 31,
	2010	2011
Revenue	$184	$214

Operating expenses:
Research and development	3,599	3,350
Selling, general and administrative	2,559	1,903
Restructuring	26	228

Total operating expenses	6,184	5,481

Loss from operations	(6,000)	(5,267)
Other income (expense):
Interest and other expense	(780)	—
Change in fair value of price adjustable warrants and subscription investment units	(2,710)	1,602

Net loss	$(9,490)	$(3,665)

Basic and diluted net loss per share:
Net loss per common share — basic and diluted	$(0.80)	$(0.12)

Shares used in computing net loss per share – basic and diluted	11,832	31,090

Selected Balance Sheet Data (In Thousands)	December 31, 2010	March 31, 2011
	(Unaudited)
Cash (includes restricted cash of $1,017 and $1,157, respectively)	$2,083	$2,281
Accounts Receivable	59	—
Property and Equipment and Other Assets	4,567	4,109
Intangible Assets	22,734	22,734

Total Assets	29,443	29,124

Fair Value Liabilities for Price Adjustable Warrants and Subscription Investment Units	3,266	967
Deferred Tax Liabilities	1,202	1,202
Other Liabilities	7,806	7,673

Total Liabilities	12,274	9,842

Accumulated Deficit	(290,770)	(294,435)